Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated June 1, 2018 (except for the third paragraph of Note 1 and for Note 14, as to which the date is September 17, 2018), with respect to the financial statements of Sutro Biopharma, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-227103) and related Prospectus of Sutro Biopharma, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Redwood City, California

September 26, 2018